As filed with the Securities and Exchange Commission on January 11, 2023

 Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Jo-Jo Drugstores, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Hai Wai Hai Tongxin Mansion Floor 6

Gong Shu District, Hangzhou City, Zhejiang Province

People’s Republic of China, 310008

+86-571-88219579

(Address and telephone number of registrant’s principal executive offices)

Pryor Cashman LLP

7 Times Square

New York, NY 10036

(212) 326 0199

(Name, address and telephone number of agent for service)

with a copy to:

Elizabeth Fei Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, NY 10036

(212) 326 0199

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the post-effective amendment to registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 11, 2023

PROSPECTUS

China Jo-Jo Drugstores, Inc.

12,128,704 Ordinary Shares

This prospectus relates to the resale, from time to time, of up to 12,128,704 ordinary shares, par value $.012 per share (the “Ordinary Shares”), which may be offered and sold from time to time by shareholders set forth in the “Selling Shareholders” section of this prospectus. The Ordinary Shares that are being registered for resale pursuant to the registration statement of which this prospectus forms a part are the Ordinary Shares issued by our company to the Selling Shareholders in two private placements (the “Private Placements”), and the Ordinary Shares issued as a result of the exercise of the warrants issued by our company to the Selling Shareholders in the Private Placements. The first of the Private Placements (the “First Private Placement”) had an aggregate gross proceeds of $1,500,000 for 1,000,000 Ordinary Shares plus 1,000,000 warrants and closed on August 3, 2022. The second of the Private Placements (the “Second Private Placement”) had an aggregate gross proceeds of $3,200,000 for 3,200,000 Ordinary Shares plus 9,600,000 warrants and closed on October 11, 2022.

The Selling Shareholders will receive all of the net proceeds from the sale of the Ordinary Shares offered hereby. The Selling Shareholders may resell the Ordinary Shares offered for resale through this prospectus to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of these shares by the Selling Shareholders, but we will bear all costs, fees and expenses in connection with the registration of the Ordinary Shares offered by the Selling Shareholders. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the Ordinary Shares offered for resale through this prospectus.

The Selling Shareholders will determine where they may sell the shares in all cases, including, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For information regarding the Selling Shareholders and the times and manner in which they may offer or sell Ordinary Shares, see “Selling Shareholders” and “Plan of Distribution.”

All references to “we,” “us,” “our,” “the Company,” “CJJD,” or similar terms used in this prospectus refer to China Jo-Jo Drugstores, Inc., a Cayman Islands exempted company with limited liability, including its consolidated wholly-owned subsidiaries, excluding the variable interest entities (“VIEs”) and the VIEs’ subsidiaries, unless the context otherwise indicates.

“WFOEs” or “PRC Subsidiaries,” which are wholly foreign owned entities and are corporations organized under the laws of the PRC which are wholly owned by us, through our subsidiaries. Our WFOEs are Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”), Zhejiang Shouantang Medical Technology Co., Ltd. (“Shouantang Technology”) and Hangzhou Jiutong Medical Technology Co., Ltd (“Jiutong Medical”), and Hangzhou Jiuyi Medical Technology Co. Ltd. (“Jiuyi Technology”).

“VIE” or “consolidated VIE” is a variable interest entity which give us, through our WFOE, the ability to conduct the operations in China and consolidate the financial statements of such entities for accounting purposes through a series of agreements (the “VIE Agreements”) to the extent we have satisfied the conditions for consolidation of the VIE under the U.S. Generally Accepted Accounting Principles (the “U.S. GAAP”). The VIEs are Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”) (including its subsidiaries and controlled entities), Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (“Jiuzhou Clinic”) and Hangzhou Jiuzhou Medical and Public Health Service Co., Ltd. (“Jiuzhou Service”) (collectively, “VIE Entities”, or “VIEs”).

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “CJJD”. On January 10, 2023, the last reported sale price for our ordinary shares was $3.31 per share.

We raised capital of $17.5 million in our IPO in April 2010. In addition, we raised capital for a total amount of $33.648 million from 2015 to 2020 through various financings. Renovation Investment (HK) Co., Ltd. (“Renovation”), our Hong Kong subsidiary, received funds from our investors in these financings. After receiving the proceeds, Renovation typically invested these funds into Jiuxin Management, a WFOE, which then exchanged the currency of the proceeds from U.S. dollar into Chinese Yuan (“RMB”) upon the approval from local banks. Jiuxin Management then distributed the RMB as loans to the operating entities including Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic, which are the consolidated VIEs, and to Jiuxin Medicine, which is a subsidiary of Jiuzhou Pharmacy, one of the VIEs.

Additionally, Jiuxin Medicine is the major supplier to Jiuzhou Pharmacy and Jiuzhou Pharmacy transfers funds to pay off the debts owed to Jiuxin Medicine as a result of merchandise purchases. In the last three fiscal years, the annual amount of purchases by Jiuxin Medicine from Jiuzhou Pharmacy was $58,575,861 in the fiscal year of 2020, $73,239,387 in the fiscal year of 2021 and $80,712,044 in the fiscal year of 2022. Additional transfers between other VIEs and subsidiaries are as below:

		Amount
Transfer from	Transfer to	2020	2021	2022
Renovation	Jiuxin Management	$8,705,000	$9,000,000	$-
Jiuxin Management	Jiuzhou Pharmacy	574,248	1,860,573	582,736
Jiuxin Management	Jiuxin Medicine	-	2,622,495	779,059
Jiuxin Management	Qianhong Agriculture	37,083	31,433	30,496
Jiuzhou Pharmacy	Jiuzhou Service	420,810	425,345	342,822

All the sales and purchases between Jiuxin Medicine and Jiuzhou Pharmacy are eliminated as internal transactions. Furthermore, the ending balances owed to/from the VIEs are eliminated in the balance sheets.

As of the date of this prospectus, the Company did not have any distributions to our investors through either our holding company, subsidiaries or the consolidated VIEs, and does not intend to distribute any dividends in any forms in the near future. Please refer to “condensed consolidating schedule” and “consolidated financial statements” in Company’s annual report on Form 20-F filed with SEC on July 28, 2022, which is incorporated by reference to this registration statement.

Investing in these securities involves certain risks. China Jo-Jo Drugstores, Inc., offering securities under this prospectus, is not a Chinese operating company but a holding company incorporated in the Cayman Islands. The Cayman Islands holding company has no material operations of its own. We conduct a substantial majority of our operations through the operating entities established in the People’s Republic of China, or the PRC, primarily the variable interest entities and their subsidiaries, collectively, the VIEs. We do not have any equity ownership of the VIEs, instead, we receive the economic benefits of the VIEs, are the primary beneficiary for accounting purposes, and consolidate VIEs’ financial statements through the VIE Agreements to the extent we have satisfied the conditions for consolidation of the VIEs under U.S. GAAP. We, through contractual agreements, establish the VIE structure to provide exposure to foreign investment in such Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities. Our securities offered in this prospectus are securities of our Cayman Islands holding company that maintains service agreements with the associated operating companies.

Additionally, we are subject to certain legal and operational risks associated with the VIEs’ operations in China, the risk being discussed could result in the value of our securities to significantly decline or be worthless. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIEs’ operations, significant depreciation of the value of our ordinary shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Rules and regulations in China can change quickly with little advance notice. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact of such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. These contractual agreements have not been tested in a court of law. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless. In addition, conducting the operations through contractual agreements may not be as effective as direct equity ownership, the VIEs and their shareholders may be unwilling or unable to perform its contractual obligations under our commercial agreements. Consequently, we would not be able to conduct our operations in the manner currently planned. We consolidate the VIEs financial statements and are their primary beneficiaries for accounting purposes to the extent we satisfy the conditions for consolidation of the VIEs under U.S. GAAP, therefore, we may not succeed in enforcing our rights under them insofar as our contractual rights and legal remedies under PRC law are inadequate. In addition, the VIEs may seek to renew their agreements on terms that are disadvantageous to us. If we are unable to renew these agreements on favorable terms when these agreements expire or enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase. Please carefully consider the “Risk Factors” contained in, or incorporated by reference into, this prospectus, including the “Risks Related to Our Corporate Structure and Doing Business in the PRC” starting on page 18 as well as the “Risk Factors” in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. The majority of the VIEs’ and their subsidiaries’ income is received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiary and the VIE can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, our PRC subsidiaries and the VIEs are restricted to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. To the extent cash or assets in the business is in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of such entities, our subsidiaries, or the consolidated VIEs by the PRC government to transfer cash or assets. We have maintained cash management policies which dictates the purpose, amount and procedure of cash transfers among CJJD, the VIEs and non-VIE subsidiaries. Cash transfers of less than RMB50,000 (approximately $7,182) must be reported to and approved by both the financial departments of the entities and the heads of subsidiaries or VIEs. Cash transfers in excess of RMB50,000 (approximately $7,182) other than regular payments to suppliers need the approval from the CEO of the Company in addition to the procedure mentioned above. Other than those disclosed above, the Company and its subsidiaries, the VIEs and its subsidiaries do not have any applicable regulatory or contractual cash management policies. Please see “Cash Transfer and Dividend Payment” and “Risk Factor - We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions” for detailed discussion.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (the “HFCAA”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to audit specified reports because the Company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over the counter trading market in the U.S. On December 18, 2020, the HFCAA was signed into law. The HFCAA has since then been subject to amendments by the U.S. Congress and interpretations and rulemaking by the SEC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which proposes to reduce the period of time for foreign companies to comply with PCAOB audits from three to two consecutive years, thus reducing the time period before the securities of such foreign companies may be prohibited from trading or delisted. On December 29, 2022, the AHFCAA was signed into law. On December 16, 2021, PCAOB announced the PCAOB HFCAA determinations relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China made it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in issuers operating in China to lose confidence in such issuers’ procedures and reported financial information and the quality of financial statements. Our auditor is headquartered in Irvine, California, and is subject to inspection by the PCAOB on a regular basis with the last inspection in 2020. As of the date of this prospectus, our auditor is not among the firms listed on the PCAOB Determination List issued in December 2021. On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China (together, the “PRC Authorities”). The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. On December 15, 2022, the PCAOB announced in its 2022 HFCAA Determination Report (the “2022 Report”) its determination that the PCAOB was able to secure complete access to inspect and investigate audit firms in the People’s Republic of China (PRC), and the PCAOB Board voted to vacate previous determinations to the contrary. According to the 2022 Report, this determination was reached after the PCAOB had thoroughly tested compliance with every aspect of the Protocol necessary to determine complete access, including on-site inspections and investigations in a manner fully consistent with the PCAOB’s methodology and approach in the U.S. and globally. According to the 2022 Report, the PRC Authorities had fully assisted and cooperated with the PCAOB in carrying out the inspections and investigations according to the Protocol, and have agreed to continue to assist the PCAOB’s investigations and inspections in the future. The PCAOB may reassess its determinations and issue new determinations consistent with the HFCAA at any time. Further developments related to the HFCAA could add uncertainties to our offering. We cannot assure you what further actions the SEC, the PCAOB or the stock exchanges will take to address these issues and what impact such actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement. Such a delisting would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and would have a negative impact on the price of our ordinary shares.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [           ], 2023

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

i

ABOUT THIS PROSPECTUS

You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information.” Neither we nor the Selling Shareholders have authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus, including in any of the materials that have been incorporated by reference into this prospectus or any accompanying prospectus supplement. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information that has been incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, may contain forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “believe,” “is/are likely to” or other similar expressions.

The forward-looking statements included in or incorporated by reference into this prospectus and any applicable prospectus supplement are subject to known and unknown risks, uncertainties and assumptions about our businesses and business environments. These statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results of our operations may differ materially from information contained in the forward-looking statements as a result of risk factors, some of which are described under “Risk Factors” in the documents incorporated by reference herein.

The forward-looking statements contained in or incorporated into this prospectus and any applicable prospectus supplement speak only as of the date of hereof or thereof or of such documents incorporated by reference or, if obtained from third-party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein. You should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

All references to “we,” “us,” “our,” “the Company,” “CJJD,” or similar terms used in this prospectus refer to China Jo-Jo Drugstores, Inc., a Cayman Islands exempted company with limited liability, including its consolidated wholly-owned subsidiaries, excluding the variable interest entities (“VIEs”) and the VIEs’ subsidiaries, unless the context otherwise indicates.

“PRC” or “China” refers to the mainland of People’s Republic of China, and include, for the purpose of this prospectus, Hong Kong.

“PRC Counsel” refers to Zhejiang Minhe Law Firm.

“RMB” or “Renminbi” refers to the legal currency of China.

“VIE” or “consolidated VIE” is a variable interest entity whose financial statements are included in our consolidated financial statements as a result of a series of agreements which, under U.S. GAAP, give us, through our WFOE, the ability to conduct operations in China to the extent we and the VIE or consolidated VIE have satisfied the conditions for consolidation of the VIE under U.S. GAAP. The VIEs are Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”) (including its subsidiaries and controlled entities), Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (“Jiuzhou Clinic”) and Hangzhou Jiuzhou Medical and Public Health Service Co., Ltd. (“Jiuzhou Service”) (collectively, “VIE Entities”, or “VIEs”).

“WFOE” or “PRC Subsidiary,” which is a wholly foreign owned entity and is a corporation organized under the laws of the PRC which is wholly owned by us, through our subsidiaries. Our WFOEs are Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”), Zhejiang Shouantang Medical Technology Co., Ltd. (“Shouantang Technology”) and Hangzhou Jiutong Medical Technology Co., Ltd (“Jiutong Medical”), Hangzhou Jiuyi Medical Technology Co. Ltd. (“Jiuyi Technology”).

“$,” “US$” or “U.S. Dollars” refers to the legal currency of the United States.

Our reporting currency is the US$. The functional currency of our entities located in China is the RMB. For the entities whose functional currency is the RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into US$ are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currencies at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors”, and our consolidated financial statements and the related notes thereto (as well as the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in each case, included in or incorporated by reference into this prospectus, before making an investment decision.

Overview

China Jo-Jo Drugstores, Inc., offering securities under this prospectus, is not a Chinese operating company but a holding company incorporated in the Cayman Islands. The Cayman Islands holding company has no material operations of its own. We conduct a substantial majority of our operations through our operating entities established in the PRC, including the VIEs. We do not have any equity ownership in the business of the VIEs. Instead, we receive the economic benefits of the VIEs, are the primary beneficiary for accounting purposes, and consolidate VIEs’ financial statements through the VIE Agreements to the extent we have satisfied the conditions for consolidation of the VIEs under U.S. GAAP.. The VIE structure is used to provide contractual exposure to foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities.

Additionally, we are subject to certain legal and operational risks associated with the VIEs’ operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIEs’ operations, significant depreciation of the value of our ordinary shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Rules and regulations in China can change quickly with little advance notice. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact of such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless. Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted PRC Foreign Investment Law which does not explicitly classify whether VIEs that we have contractual arrangements with would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. Our securities offered in this prospectus are shares of our Cayman Islands holding company, and, as a shareholder of the Company, you will have an equity interest in an entity which does not have ownership of the VIEs, which generates a significant portion of the consolidated revenue, but you will never own any equity interest in any of the VIEs. Because we do not have ownership of the VIEs, we must rely on the shareholders of these VIEs to comply with their contractual obligations. The approval of PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we may not be able to obtain such approval.

We, through the operating VIEs in China, including Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”) (including its subsidiaries and controlled entities), Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (“Jiuzhou Clinic”) and Hangzhou Jiuzhou Medical and Public Health Service Co., Ltd. (“Jiuzhou Service”, together with Jiuzhou Pharmacy and Jiuzhou Clinic, the “VIEs”), operate as a retailer and distributor of pharmaceutical and other healthcare products typically found in retail pharmacies in the PRC. Prior to acquiring Zhejiang Jiuxin Medicine Co., Ltd. (“Jiuxin Medicine”) in August 2011, we, through the VIEs, were primarily a retail pharmacy operator. Through the WOFEs and VIE entities, as of March 31, 2022, we had one hundred and eleven (111) pharmacies under the store brand “Jiuzhou Grand Pharmacy” in Hangzhou city. Jiuzhou Pharmacy acquired four single drugstores in fiscal 2021. After the acquisition, we liquidated them and then opened four new stores with the four licenses of local government medical insurance reimbursement program. During the year ended March 31, 2021, we sold Lin’An Jiuzhou Pharmacy Co., Ltd (“Lin’An Jiuzhou”), which runs ten stores in Lin’an City, to local investors for total proceeds of $129,586. On the other side, Jiuzhou Pharmacy have been concentrating on new stores within the Hangzhou metropolitan area and opened eleven stores in the fiscal year 2021. Amidst the COVID-19 outbreak, the VIEs experienced a decline in the number of customer visits during the first three months of calendar year 2020 due to the implementation of the lockdown policy in China. However, as China has been able to control the spread of COVID-19, the negative impacts have become limited.

The VIEs currently operate in four business segments in China: (1) retail drugstores, (2) online pharmacy, (3) wholesale business selling products similar to those the VIEs carry in our pharmacies, and (4) farming and selling herbs used for traditional Chinese medicine (“TCM”). All of the above business are performed in China with no other international sales.

The VIEs’ stores provide customers with a wide variety of pharmaceutical products, including prescription and over-the-counter (“OTC”) drugs, nutritional supplements, TCM, personal and family care products, and medical devices, as well as convenience products, including consumable, seasonal, and promotional items. Additionally, the VIEs have doctors licensed in both western medicine and TCM on site for consultation, examination and treatment of common ailments at scheduled hours. Four (4) stores of the VIEs have adjacent medical clinics offering urgent care (to provide treatment for minor ailments such as sprains, minor lacerations, and dizziness that can be treated on an outpatient basis), TCM (including acupuncture, therapeutic massage, and cupping) and minor outpatient surgical treatments (such as suturing). Our stores vary in size, but presently average close to 200 square meters per store. The VIEs attempt to tailor each store’s product offerings, physician access, and operating hours to suit the community where the store is located.

We operate our pharmacies (including the medical clinics) through the following companies in China that we have contractual arrangements with:

●	Jiuzhou Pharmacy operates “Jiuzhou Grand Pharmacy” stores;

●	Jiuzhou Clinic operates one (1) of our three (3) medical clinics; and

●	Jiuzhou Service operates our other medical clinics.

Jiuzhou Pharmacy also offers OTC drugs and nutritional supplements for sale through a website (www.dada360.com). For the fiscal year ended March 31, 2022, retail revenue, including pharmacies, medical clinics accounted for approximately 51.2% of the VIEs’ total revenue, while online pharmacy revenue accounted for 18.4% of the VIEs’ total revenue.

Since August 2011, we have operated a wholesale business through Zhejiang Jiuxin Medicine Co., Ltd. (“Jiuxin Medicine”), distributing third-party pharmaceutical products (similar to those carried by our pharmacies) primarily to trading companies throughout China. Jiuxin Medicine is wholly owned by Jiuzhou Pharmacy. For the fiscal year ended March 31, 2022, wholesale revenue accounted for approximately 30.4% of our total revenue.

We also have an herb farming business cultivating and wholesaling herbs used for TCM. This business is conducted through Hangzhou Qianhong Agriculture Development Co., Ltd. (“Qianhong Agriculture”), a wholly-owned subsidiary. During the fiscal year ended March 31, 2022, Qianhong Agriculture generated no revenue from our herb farming business.

Redomicile Merger

At 9:00 a.m., Eastern Time, on July 30, 2021, China Jo-Jo Drugstores, Inc., a Nevada corporation (“Predecessor CJJD”), completed a corporate reorganization (the “Reorganization” or “Redomicile Merger”), resulting in the Company becoming the publicly held parent company of Predecessor CJJD, with Predecessor CJJD merged with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of May 14, 2021, by and between Predecessor CJJD and the Company (the “Merger Agreement”). The Merger Agreement was approved by the stockholders of Predecessor CJJD at a special meeting of stockholders held on July 19, 2021. The Merger Agreement was filed with the Registration Statement on Form F-4 that we filed with the United States Securities and Exchange Commission (the “SEC” or the “Commission”) on May 15, 2021 which was declared effective by the SEC on May 28, 2021. On July 30, 2021, Predecessor CJJD issued a press release announcing the completion of the Reorganization.

Prior to the Reorganization, shares of Predecessor CJJD’s common stock were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the NASDAQ Capital Market under the symbol “CJJD.” As a result of the Reorganization, each issued and outstanding share of Predecessor CJJD’s common stock was converted into the right to receive one ordinary share of our company, which shares were issued by us as part of the Reorganization. On July 30, 2021, Predecessor CJJD filed a Form 15 with the SEC to terminate the registration of the shares of its common stock and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Our ordinary shares were approved for listing on the NASDAQ Capital Market and began trading under the symbol “CJJD,” the same symbol under which the shares of Predecessor CJJD’s common stock previously traded, on July 30, 2021. On August 9, 2021, we filed a Form 8-A to register our ordinary shares under Section 12(b) of the Exchange Act.

As of July 30, 2021, each of the directors and officers of Predecessor CJJD immediately prior to the Reorganization had been appointed to the same position(s) with the Company, with the directors to serve until the earlier of the next annual meeting of our shareholders or until their successors are elected or appointed (or their earlier death, disability or retirement).

Following the completion of the Reorganization and as of the date of this prospectus, the rights of shareholders of the Company are governed by our Second Amended and Restated Memorandum and Articles of Association.

As mentioned above, our securities offered in this prospectus are securities of our Cayman Islands holding company that maintains service agreements with the associated operating companies. Investors may never directly hold equity interests in our Chinese operating entities.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which have a comment period that expires on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing shall include but not limited to: record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus. In addition, an issuer who issues overseas listed securities after overseas listing shall, within three working days after the completion of the issuance, submit required filing materials to the CSRC, including but not limited to: filing report and relevant commitment; and domestic legal opinion. Furthermore, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

As of the date of this prospectus, the Draft Rules Regarding Overseas Listing have not been promulgated, and as advised by our PRC Counsel, we are not required to obtain any permissions or approvals from the government of China for any offering pursuant to this prospectus. The final version of the Draft Rules Regarding Overseas Listing to be adopted is still highly uncertain, but as advised by the PRC counsel, upon the enactment, our subsidiaries and/or VIEs will then be required to comply with the filing requirements or procedures set forth in the Draft Rules Regarding Overseas Listing assuming the final rules contain no changes comparing to the draft rules previously circulated for comments.

On December 28, 2021, the Cyberspace Administration of China, or the “CAC”, and other PRC authorities promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. The Cybersecurity Review Measures further restates and expands the applicable scope of the cybersecurity review in effect. We do not believe we are among the “operator of critical information infrastructure” or “data processor” as mentioned above. Based on the above and our understanding of the Chinese laws and regulations currently in effect as of the date of this prospectus, we are not required to submit an application to the CSRC or the CAC for the approval of this offering and the listing and trading of our securities on the Nasdaq. However, the revised draft of the Measures for Cybersecurity Review is in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any permissions or specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their permissions or approvals for this offering and any follow-on offering, we may be unable to obtain such permissions or approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. In the event that the CSRC approval or any regulatory approval is required for this offering, or if the CSRC or any other PRC government authorities promulgates any new laws, rules or regulations or any interpretation or implements rules before our listing that would require us to obtain the CSRC or any other governmental approval for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the securities that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the securities we are offering, you would be doing so at the risk that the settlement and delivery may not occur. Any uncertainties or negative publicity regarding such approval requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our ordinary shares.

According to PRC Counsel, neither the Company, nor any of its subsidiaries, including the VIEs are currently required to obtain any permissions or approvals from Chinese authorities, including the China Securities Regulatory Commission, or CSRC, or Cybersecurity Administration Committee, or CAC, to list on U.S exchanges or offer securities to foreign investors. We have not been denied any permissions or approvals either as of the date of this prospectus. However, if we were required to obtain any permissions or approvals in the future and were denied permissions or approvals from Chinese authorities to list on U.S. exchanges or offer securities to foreign investors, or if we inadvertently conclude that permissions or approvals to offer securities are not required, we will not be able to continue to list on U.S. exchanges or offer securities to foreign investors, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain any permissions or approvals from the PRC government to list on U.S. exchanges or offer securities to foreign investors in the future, and even when such permissions or approvals are obtained, whether they will be denied or rescinded. Although the Company is currently not required to obtain permissions or approvals from any of the PRC central or local government and has not received any denial to list on the U.S. exchange or offer securities to foreign investors, the VIEs’ operations could be adversely affected, directly or indirectly, by changes on any existing or promulgation of any future laws and regulations relating to its business or industry.

As of the date of this prospectus, based on the management’s belief, we, the VIEs and their subsidiaries, have obtained all the requisite licenses and approvals to operate business in China, and have not been denied any permissions or approvals to operate the business. The Company management, including its in-house local counsel is responsible to maintain and update the licenses and permissions. However, if our subsidiaries, the VIEs or the VIE’s subsidiaries (i) do not receive or maintain permissions or approvals to operate our businesses, (ii) inadvertently conclude that permissions or approvals to operate our businesses are not required, or (iii) applicable laws, regulations, or interpretations change and we, the VIEs and/or the VIEs’ subsidiaries are required to obtain permissions or approvals in the future to operate our businesses, we will have to obtain such permissions or approvals as required, which may be expensive and time-consuming, and we cannot ensure that our subsidiaries, the VIEs or the VIE’s subsidiaries will successfully obtain every permissions and approvals. If that happens, we may have to switch business focus or temporarily halt the operation, which could result in a material change in our operations and the value of our securities could decline or become worthless.

Our Current Corporate Structure

The following diagram illustrates our current corporate structure as of the date of this prospectus:

The table below summarizes the status of the registered capital of our PRC subsidiaries, controlled companies and joint ventures as of the date of this prospectus:

Entity Name	Entity Type	Registered Capital	Registered Capital Paid	Due Date for Unpaid Registered Capital
Jiutong Medical	Subsidiary	USD 2,600,000	USD 2,600,000	N/A
Jiuzhou Clinic	VIE	N/A	N/A	N/A
Jiuzhou Pharmacy	VIE	USD 733,500	USD 733,500	N/A
Jiuzhou Service	VIE	USD 73,350	USD 73,350	N/A
Jiuxin Management	Subsidiary	USD 24,500,000	USD 23,500,000	N/A
Jiuxin Medicine	Subsidiary of the VIE	USD 1,564,000	USD 1,564,000	N/A
Qianhong Agriculture	Subsidiary	USD 1,497,000	USD 1,497,000	N/A
Shouantang Technology	Subsidiary	USD 11,000,000	USD 11,000,000	N/A
Shouantang Bio	Subsidiary	USD 162,900	USD 162,900	N/A
Jiuyi Technology	Subsidiary	USD 5,000,000	USD 2,500,000	September 25, 2026
Linjia Medical*	Subsidiary of the VIE	USD 2,979,460	USD 1,489,730	N/A
Kahamadi Bio**	Joint Venture	USD 1,524,540	USD 259,172	N/A

*	Linjia Medical is 51% held by Jiuzhou Pharmacy, 34% held by Linjia Medical Investment Management (Shanghai) Co., Ltd., whose shareholders are not affiliated to the Company, and 15% held by a non-affiliated individual.

**	Kahamadi Bio is 49% held by Shouantang Bio and 51% held by Qintianbasike Biotech Co., Ltd, whose shareholders are not affiliated to the Company.

Set forth below is selected consolidating statements of income and cash flows for the years ended March 31, 2022, 2021 and 2020 and selected balance sheet information as of March 31, 2022, 2021 and 2020 showing financial information for CJJD (excluding the VIEs), the VIEs, eliminating entries and consolidated information.

Consolidating Statements of Income Information

	Year Ended March 31, 2022
	PARENT	SUBSIDIARIES	VIE	Eliminations	Consolidated
Revenue	$-	$181,179	$244,933,524	$(80,722,148)	$164,392,555
Cost of revenue	-	182,732	208,169,174	(80,478,391)	127,873,515
Gross profit	-	(1,553)	36,764,350	(243,757)	36,519,040
Operating Expenses	43,042	1,479,243	37,583,788	106,857	39,212,930
Loss from operations	(43,042)	(1,480,796)	(819,438)	(350,614)	(2,693,890)
Other income, net	(258)	(21,931)	617,439	-	595,250
Provision for income tax	-	247	1,099,479	-	1,099,726
Net loss	$(43,300)	(1,502,974)	(1,301,478)	(350,614)	(3,198,366)

	Year Ended March 31, 2021
	PARENT	SUBSIDIARIES	VIE	Eliminations	Consolidated
Revenue	$-	$1,693,950	$206,173,492	$(74,732,809)	$133,134,633
Cost of revenue	-	1,250,742	177,441,192	(74,801,110)	103,890,824
Gross profit	-	443,208	28,732,300	68,301	29,243,809
Operating Expenses	3,941,600	2,724,339	31,569,482	(154,372)	38,081,049
Loss from operations	(3,941,600)	(2,281,131)	(2,837,182)	222,673	(8,837,240)
Other income, net	64,090	(646,415)	467,923	607,702	493,300
Provision for income tax	-	-	31,638	-	31,638
Net loss	$(3,877,510)	$(2,927,546)	(2,400,897)	$830,375	$(8,375,578)

	Year Ended March 31, 2020
	PARENT		SUBSIDIARIES	VIE	Elimination	Consolidated
Revenue	$		$2,059,685	$175,378,838	$(60,110,834)	$117,327,689
Cost of revenue		-	1,504,696	150,319,467	(60,022,904)	91,801,259
Gross profit		-	554,989	25,059,371	(87,930)	25,526,430
Operating Expenses		34,560	1,351,229	31,734,804	(590,421)	32,530,172
Loss from operations		(34,560)	(796,240)	(6,675,433)	502,491	(7,003,742)
Other income, net		401,158	(164,693)	916,278	(590,420)	562,323
Provision for income tax		-	1	16,257	-	16,258
Net loss		$366,598	$(960,934)	$(5,775,412)	$(87,929)	$(6,457,677)

Consolidating Balance Sheets Information

	Year Ended March 31, 2022
	PARENT	SUBSIDIARIES	VIE	Elimination	Consolidated
Total assets	$46,700	$55,796,336	$90,528,406	$(39,987,233)	$106,384,209
Total liabilities	(48,578,210)	17,576,098	107,864,555	6,782,980	83,645,423
Current assets	46,700	12,676,793	71,423,189	(8,694,788)	75,451,894
Current liabilities	(48,578,210)	17,576,098	107,864,555	(2,414,047)	74,448,396
Working capital	48,624,910	(4,899,305)	(36,441,366)	(6,280,741)	1,003,498
Accumulated deficit	(17,136,455)	(5,669,391)	(24,496,890)	(831,757)	(48,134,493)
Total equity	48,624,910	38,220,238	(17,336,149)	(46,770,213)	22,738,786

	Year Ended March 31, 2021
	PARENT	SUBSIDIARIES	VIE	Elimination	Consolidated
Total assets	$-	$57,976,479	$82,863,681	$(34,529,529)	$106,310,631
Total liabilities	(48,668,211)	19,712,130	98,304,131	12,560,236	81,908,286
Current assets	-	14,880,358	61,824,239	(4,470,354)	72,234,243
Current liabilities	(48,668,211)	19,712,130	96,411,862	(2,557,847)	64,897,934
Working capital	48,668,211	(4,831,772)	(34,587,623)	(1,912,507)	7,336,309
Accumulated deficit	(17,093,153)	(4,525,944)	(21,987,871)	(1,335,406)	(44,942,374)
Total equity	48,668,211	38,264,349	(15,440,450)	(47,089,765)	24,402,345

	Year Ended March 31, 2020
	PARENT	SUBSIDIARIES	VIE	Elimination	Consolidated
Total assets	$-	$46,018,763	$72,390,246	$(18,892,776)	$99,516,233
Total liabilities	(39,239,520)	17,605,106	84,235,162	18,137,356	80,738,104
Current assets	-	11,704,443	52,758,690	(3,475,921)	60,987,212
Current liabilities	(39,303,610)	19,892,848	77,831,462	(982,726)	57,437,974
Working capital	39,303,610	(8,188,405)	(25,072,772)	(2,493,195)	3,549,238
Accumulated deficit	(13,215,642)	(2,600,637)	(17,900,981)	(2,683,577)	(36,400,837)
Total equity	39,239,520	28,413,657	(11,844,916)	(37,030,132)	18,778,129

Consolidating Cash Flows Information

	Year Ended March 31, 2022
	PARENT	SUBSIDIARIES	VIE	Elimination	Consolidated
Net cash (used in)/provided by operating activities	$(43,300)	$3,283,202	$(10,638,849)	$2,012,974	$(5,385,973)
Net cash used in investing activities	-	(63,291)	(242,847)	-	(306,138)
Net cash (used in)/provided by financing activities	90,000	(6,256,428)	12,810,723	(1,807,397)	4,836,898
Effect of exchange rate on cash and cash equivalents	-	1,499,349	228,373	(205,577)	1,522,146
Net increase in cash and cash equivalents	46,700	(1,537,168)	2,157,401	-	666,933

	Year Ended March 31, 2021
	PARENT	SUBSIDIARIES	VIE	Elimination	Consolidated
Net cash (used in)/provided by operating activities	$(9,364,000)	$2,197,717	$6,164,131	$939,860	$(62,292)
Net cash used in investing activities	$-	$(297,265)	$(2,355,805)	$654,745	$(1,998,325)
Net cash (used in)/provided by financing activities	$9,364,600	$(346,960)	$(3,241,948)	$(2,695,839)	$3,079,853
Net increase in cash and cash equivalents	$-	$3,151,646	$538,392	$-	$3,690,038

	Year Ended March 31, 2020
	PARENT	SUBSIDIARIES	VIE	Elimination	Consolidated
Net cash (used in)/provided by operating activities	$(9,273,077)	$6,492,750	$(3,689,278)	$(438,340)	$(6,907,945)
Net cash used in investing activities	$-	$(304,645)	$(3,058,771)	$(1,473,197)	$(4,836,613)
Net cash (used in)/provided by financing activities	$9,273,077	$(285,123)	$8,448,290	$1,577,462	$19,013,706
Net increase in cash and cash equivalents	$-	$5,822,263	$415,141	$-	$6,237,404

Cash Transfer and Dividend Payment

Our holding company, subsidiaries and the consolidated VIEs usually operate independently and transfer funds upon capital raising. We raised capital of $17.5 million in our IPO in April 2010. In addition, we raised capital for a total amount of $33.648 million from 2015 to 2020 through various financings. Renovation Investment (HK) Co., Ltd. (“Renovation”), our Hong Kong intermediate holding subsidiary, received funds from our investors in these financings. After receiving the proceeds, Renovation typically invested these funds into Jiuxin Management, a WFOE, which then exchanged the currency of the proceeds from U.S. dollar into Chinese Yuan (“RMB”) upon the approval from local banks. Additionally, Renovation lent funds to Jiuxin Management. As of the date of this prospectus, the total amount invested in and lent to Jiuxin Management is approximately $23.5 million and $8.7 million, respectively. Jiuxin Management then distributed the RMB as loans to the operating entities including Jiuzhou Pharmacy, Jiuxin Medicine, Jiuzhou Service and Jiuzhou Clinic, which are the consolidated VIEs. As of the date of this prospectus, Jiuxin Management has distributed a loan of approximately $21.9 million to Jiuzhou Pharmacy, a loan of approximately $1.4 million to Jiuzhou Service, a loan of approximately $0.04 million to Jiuzhou Clinic, a loan of approximately $0.31 million to Linjia Medical, a loan of approximately $0.16 to Shouantang Bio.

Additionally, Jiuxin Medicine is the major supplier to Jiuzhou Pharmacy and Jiuzhou Pharmacy transfers funds to pay off the debts owed to Jiuxin Medicine as a result of merchandise purchases. In the last three fiscal years, the annual amount of purchases by Jiuxin Medicine from Jiuzhou Pharmacy ranges from approximately $60 million to $80 million.

All the sales and purchases between Jiuxin Medicine and Jiuzhou Pharmacy are eliminated as internal transactions. Furthermore, the ending balances owed to/from the VIEs are eliminated in the balance sheets. Below are the sales and purchases between Jiuxin Medicine and Jiuzhou Pharmacy in last three fiscal years:

Years	Amount
Fiscal 2020	$58,575,861
Fiscal 2021	$73,239,387
Fiscal 2022	$80,712,044

Additional transfers between other VIEs and subsidiaries are as below:

		Amount
Transfer from	Transfer to	2020	2021	2022
Renovation	Jiuxin Management	$8,705,000	$9,000,000	$-
Jiuxin Management	Jiuzhou Pharmacy	574,248	1,860,573	582,736
Jiuxin Management	Jiuxin Medicine	-	2,622,495	779,059
Jiuxin Management	Qianhong Agriculture	37,083	31,433	30,496
Jiuzhou Pharmacy	Jiuzhou Service	420,810	425,345	342,822

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. The majority of the VIEs’ and their subsidiaries’ income is received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from The State Administration of the Foreign Exchange (“SAFE”) in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. To the extent cash or assets in the business is in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of such entities, their subsidiaries, or the consolidated VIEs by the PRC government to transfer cash or assets.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. Our ability to pay dividends depend on the distribution from the operating entities to the Company. As of the date of this prospectus, none of the subsidiaries or consolidated VIEs has made any distribution to the Company. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. As of the date of this prospectus, the Company did not have any distributions to our investors through either our holding company, subsidiaries or the consolidated VIEs, and does not intend to distribute any dividends in any forms in the near future. Please refer to “condensed consolidating schedule” and “consolidated financial statements” in Company’s annual report on Form 20-F filed with SEC on July 28, 2022, which is incorporated by reference to this registration statement.

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiary and the VIE can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, our PRC subsidiaries and the VIEs are restricted to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries and the VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries and the VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

We have maintained cash management policies which dictates the purpose, amount and procedure of cash transfers among CJJD, the VIEs and non-VIE subsidiaries. Cash transfers of less than RMB50,000 (approximately $7,182) must be reported to and approved by both the financial departments of the entities and the heads of subsidiaries or VIEs. Cash transfers in excess of RMB50,000 (approximately $7,182) other than regular payments to suppliers need the approval from the CEO of the Company in addition to the procedure mentioned above.

Other than those disclosed above, the Company and its subsidiaries, the VIEs and its subsidiaries do not have any applicable regulatory or contractual cash management policies.

Licenses and Permits

As a wholesale distributor and retailer of pharmaceutical products, we are subject to regulation and oversight by different levels of the food and drug administration in China, in particular, National Medical Products Administration (the “NMPA”) . The Drug Administration Law of the PRC, as amended, provides the basic legal framework for the administration of the production and sale of pharmaceutical products in China and governs the manufacturing, distributing, packaging, pricing, and advertising of pharmaceutical products in China. The corresponding implementation regulations set out detailed rules with respect to the administration of pharmaceuticals in China. The VIEs are also subject to other PRC laws and regulations that are applicable to business operators, retailers, and foreign-invested companies.

A distributor of pharmaceutical products must obtain a distribution permit from the relevant provincial or designated municipal-level NMPA. The grant of such permit is subject to an inspection of the distributor’s facilities, warehouses, hygienic environment, quality control systems, personnel, and equipment. The distribution permit is valid for five (5) years, and the holder must apply for renewal of the permit within six (6) months prior to its expiration. After inspection, NMPA must decide whether to grant a new distribution permit prior to the expiration of the old permit. If a distributor does not meet the NMPA requirements, a three months grace period will be granted for further remediation. If the distributor still misses the NMPA requirements, the permit will be canceled and the distributor will no longer be allowed to distribute pharmaceutical products. In addition, a pharmaceutical product distributor needs to obtain a business license from the relevant administration for industry and commerce prior to commencing its business. Based on the management belief, all of the VIEs that engage in the retail pharmaceutical business have obtained necessary pharmaceutical distribution permits, and we do not expect to face any difficulties in renewing these permits and/or certifications.

Our wholly owned subsidiaries and the VIEs and their subsidiaries are required to have, and each has, a business license issued by the PRC State Administration for Market Regulation and its local counterparts. In addition, major PRC regulations applicable to our products and services and the Internet security industry include Internet Security Protection Technology Measures Provision (Ministry of Public Security Order No. 82) (“Order 82”).

Order 82 specifies certain security measures Internet service providers shall take to ensure Internet security among operations. Providers of ISP connecting service and Internet-based data processing service are within the scope of Order 82. During the operations, any violations to take certain security measures, such as failure to establish a security protection management system, failure to take security technology protection measures, among others, shall be punished by the public security bureaus. The penalty includes but is not limited to rectification, confiscation of illegal income or fine. If the circumstances are serious, Internet service providers may even be given a cessation of networking for no more than six months. The Company has implemented appropriate measures such as utilizing a separate server, and allowing only authorized access to data to keep customer information safe and secure to comply with Order 82.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which have a comment period that expires on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

As of the date of this prospectus, the comment period has ended, but the Draft Rules Regarding overseas listing have not been promulgated, and we are not required to obtain any permissions or approvals from the government of China for any offering pursuant to this prospectus. The final version of the Draft Rules Regarding overseas listing is expected to be adopted in later 2022, and as advised by our PRC counsel, our subsidiaries and/or the VIEs will then be required to comply with the filing requirements or procedures set forth in the Draft Rules Regarding overseas listing assuming the final rules contain no changes comparing to the Draft Rules Regarding Overseas Listing.

As of the date of this prospectus, based on the management’s belief, we, including the VIEs and their subsidiaries, have obtained all the requisite licenses and approvals to operate business in China. The Company management, including its in-house local counsel is responsible to maintain and update the licenses and permissions. However, it is uncertain whether the current laws will be modified or the new laws will be enacted to require any additional licenses or approvals that we currently are not required to.

If the Company, its subsidiaries or the VIEs or their subsidiaries do not receive or maintain such permissions or approvals to offer the securities to foreign investors (not by or related to the CSRC or CAC), or mistakenly conclude that such permissions or approvals are not required, our business may be adversely affected. In such case, the Company would either exit from such field of business, or collaborate with parties that can obtain such permissions or the Company may have to switch the participating industry, which may trigger material negative impact on the Company’s business such as posing significant costs in receiving such permissions or approvals, halting our operation of business and consequently reduce the value of our securities. If applicable laws, regulations, or interpretations change and the Company, or its subsidiaries or the VIEs or their subsidiaries are required to obtain such permissions or approvals in the future, we may need to obtain such permissions or approvals, which could result in a material change in our operations and the value of our securities could decline or become worthless.

Contractual Arrangement with VIE Entities and the Key Personnel

Our relationships with VIE Entities and the Key Personnel namely, Lei Liu and Li Qi, are governed by VIE Agreements that they have entered into with Jiuxin Management. These contractual arrangements, as amended and in effect, include the following:

Consulting Services Agreements. Pursuant to certain exclusive consulting services agreements (the “Consulting Services Agreements”), Jiuxin Management has the exclusive right to provide Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic with general business operation services, including advisory and strategic planning services, as well as consulting services related to their current and future operations (the “Services”). Additionally, Jiuxin Management owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic must each pay a quarterly consulting services fee in RMB to Jiuxin Management that is equal to its profits for such quarter. This agreement is in effect until and unless terminated by written notice of a party to the agreement in the event that: (a) a party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (b) Jiuxin Management terminates its operations; or (c) circumstances arise which would materially and adversely affect the performance or the objectives of the agreement. Jiuxin Management may also terminate the agreement with any of Jiuzhou Pharmacy, Jiuzhou Service or Jiuzhou Clinic if one of them breaches the terms of the agreement, or without cause.

Operating Agreements. Pursuant to certain operating agreements (the “Operating Agreements”), Jiuxin Management agrees to guarantee the contractual performance by Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic of their agreements with any third party. In return, the Key Personnel must appoint designees of Jiuxin Management to the boards of directors and senior management of Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic. In addition, each of Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic agrees to pledge its accounts receivable and all of its assets to Jiuxin Management. Moreover, without the prior consent of Jiuxin Management, Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic cannot engage in any transactions that could materially affect their respective assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of their assets or intellectual property rights in favor of a third party, or transfer of any agreements relating to their business operations to any third party. They must also abide by corporate policies set by Jiuxin Management with respect to their daily operations, financial management and employment issues. The term of this agreement is from August 1, 2009 until the maximum period of time permitted by law. Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic cannot terminate this agreement.

Equity Pledge Agreements. Pursuant to certain equity pledge agreements (the “Equity Pledge Agreement”), the Key Personnel have pledged all of their equity interests in Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic to Jiuxin Management in order to guarantee these companies’ performance of their respective obligations under the Consulting Services Agreement. If these companies or the Key Personnel breach their respective contractual obligations, Jiuxin Management, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The Key Personnel have also agreed that upon occurrence of any event of default, Jiuxin Management shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Key Personnel to carry out the security provisions of this agreement, and to take any action and execute any instrument that Jiuxin Management may deem necessary or advisable to accomplish the purposes of this agreement. The Key Personnel agree not to dispose of the pledged equity interests or take any actions that would prejudice Jiuxin Management’s interests. This agreement will expire two (2) years after the obligations of Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic under the Consulting Services Agreement have been fulfilled.

Option Agreements. Pursuant to the option agreements, the Key Personnel irrevocably grant Jiuxin Management or its designee an exclusive option to purchase, to the extent permitted under PRC law, all or part of their equity interests in Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. Jiuxin Management or its designee has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement commenced from August 1, 2009 and continues for the maximum period of time permitted by law.

Voting Rights Proxy Agreements. Pursuant to the voting rights proxy agreements, the Key Personnel irrevocably grant a designee of Jiuxin Management the right to exercise the voting and other ownership rights of the Key Personnel in Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic, including the rights to (i) attend any meeting of the Key Personnel (or participate by written consent in lieu of such meeting) in accordance with applicable laws and each company’s incorporating documents, (ii) sell or transfer all or any of the equity interests of the Key Personnel in these companies, and (iii) appoint and vote for the companies’ directors. The proxy agreement may be terminated by mutual consent of the parties or upon thirty (30) days’ written notice from Jiuxin Management.

Other than as pursuant to the foregoing contractual arrangements, Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic cannot transfer any funds generated from their respective operations. The contractual arrangements were originally entered into on August 1, 2009, and amended on October 27, 2009.

Corporate Information

Our principal executive office is located at 6th Floor, Hai Wai Hai Tongxin Mansion, Gong Shu District, Hangzhou City, Zhejiang Province, and China. Our main telephone number is +86-571-88219579, and fax number is +86-571-8821-9579. Our agent for service of process in the United States is Pryor Cashman LLP, located at 7 Times Square, New York, New York 10036.

We own and operate the following websites: www.dada360.com (for online sales) and www.jiuzhou360.com (our English-language corporate website). Information contained on, or that can be accessed through, our websites is not a part of, and shall not be incorporated by reference into, this prospectus.

Summary of Risk Factors related to China

The Chinese government is exerting substantial influence and control over the manner in which we must conduct our business activities. Our subsidiaries and the VIEs’ ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. See Risk Factor - Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition and Risk Factor - Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements. Chinese government is having more control and rules regarding foreign investment in China-based issuers like us. Such restrictions may influence our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. See Risk Factor - Chinese government is exerting more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such as The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, and Cybersecurity Review. China has implemented or will implement rules and is considering a number of additional proposals relating to data protection. Additionally, China’s Cyber Security Law requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. See Risk Factor - Compliance with China’s new Data Security Law, Measures on Cybersecurity Review, Personal Information Protection Law (second draft for consultation), regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business, Risk Factor - The approval of the China Securities Regulatory Commission (“CSRC”) may be required in connection with this offering under series of PRC regulations adopted or to be adopted, and, if required, we cannot assure you that we will be able to obtain such approval and Risk Factor - China is now putting more emphasis on the cybersecurity protection and is having more oversight on this matter, newly issued Cybersecurity Review Measures, may pose additional requirements to us. We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through the VIEs in the PRC. However, it is uncertain whether any new PRC laws or regulations relating to variable interest entity structure or whether our structure will be disallowed. See Risk Factor - If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may therefore materially reduce the value of our ordinary shares or cause them to become worthless. The VIE structure has been adopted by many Chinese-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. However, as the newly enactment of Foreign Investment Law, it is not clear whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. See Risk Factor - Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted Foreign Investment Law which does not explicitly classify whether VIEs that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. To the extent cash or assets in the business is in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of such entities, their subsidiaries, or the consolidated VIEs by the PRC government to transfer cash or assets. Since we are a China-based issuer with most of our assets and our management team in China, it may be hard, if not impossible for U.S regulators and U.S investors to deal with claims or regulatory investigation related to us. See Risk Factor - It may be difficult for U.S. regulators, such as the Department of Justice, the SEC, and other authorities, to conduct investigation or collect evidence within China and Risk Factor - You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. As a holding company whose operating entities have all the business in China, our revenues are all denominated in Renminbi, which is also our operating currency, while CJJD is receiving investments and funds in U.S. Dollars, and will distribute dividends, if any, in U.S. Dollars too. Therefore, any changes in the rules from Chinese regulatory authorities may influence the convertibility of the Renminbi with other currencies. See Risk Factor - We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions. The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020; together with several PCAOB determinations or proposals, may pose additional requirements to our auditors. Our current auditor is located in the United States and is subject to the inspection of PCAOB on a regular basis, usually three years. See Risk Factor - Our auditor is headquartered in Irvine, California, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company become located in China, the PCAOB may not be able to inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our ordinary shares could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.

Cautionary Statement Regarding our Variable Interest Entity Structure

Our public company that offers securities under this prospectus is a holding company incorporated in the Cayman Islands. It has no material operations of its own. We conduct our operations in China through the variable interest entities, or VIEs. This is an offering of securities of the holding company. You are not investing in Chinese operating companies. Neither we nor our subsidiaries own any shares in the VIEs. Instead, we receive the economic benefits of the VIEs, are the primary beneficiary for accounting purposes, and consolidate VIEs’ financial statements through the VIE Agreements to the extent we have satisfied the conditions for consolidation of the VIEs under U.S. GAAP. These contractual agreements have not been tested in a court of law. We are subject to certain legal and operational risks associated with being based in China and having a majority of our operations through the contractual arrangements with the VIEs. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations, significant depreciation of the value of our ordinary shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. The VIE Agreements are designed to provide our wholly-foreign owned entities (each, a “WFOE” and collectively, “WFOEs”), with the power, rights and obligations equivalent in all material respects to those it would possess as the principal equity holder of the VIEs, including the rights to the assets, property and revenue of the VIEs. We consolidate the VIEs financial statements and are their primary beneficiaries for accounting purposes to the extent we satisfy the conditions for consolidation of the VIEs under U.S. GAAP. The VIE structure is used to provide exposure to foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities.

The shareholders of the VIEs may have actual or potential conflicts of interest with us. These shareholders may refuse to sign or breach, or cause the VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIEs, which would have a material and adverse effect on our ability to effectively manage the VIEs and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with the VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. The VIE structure through contractual arrangements may be less effective than direct ownership due to such risks and that the company may incur substantial costs to enforce the terms of the arrangements. We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations. If the Chinese regulatory authorities disallow this VIE structure in the future, it will likely result in a material change in our financial performance and our results of operations and/or the value of our ordinary shares, which could cause the value of such securities to significantly decline or become worthless. Such risks will exist throughout the period in which we operate our business in China through the contractual arrangements. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation or other legal proceedings which could be a lengthy process and very costly, and even so, there is no guarantee that we can successfully enforce the VIE Agreements against the VIEs and its shareholders. Therefore, this type of corporate structure may affect you and the value of your investment in the Company. Furthermore, these contracts may not be enforceable in the PRC if the PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce the VIE Agreements or assert our contractual rights over the business and assets of VIEs that conducts our operations, our securities may decline in value or become worthless.

Additionally, we are subject to certain legal and operational risks associated with the VIEs’ operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIEs’ operations, significant depreciation of the value of our ordinary shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Rules and regulations in China can change quickly with little advance notice. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange.

Cautionary Statement Regarding Doing Business in China

The VIEs and their subsidiaries are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIEs and their subsidiaries, completely hinder of our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or become worthless. Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. Rules and regulations in China can also change quickly with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. On July 10, 2021, the State Internet Information Office issued the Measures of Cybersecurity Review (Revised Draft for Comments, not yet effective), which requires operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. As of the date of this prospectus, we, including the VIEs and their subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. According to our PRC Counsel, we do not believe that our existing business will require such regulatory review. However, due to the novelty of this regulation and lack of the official guidance, the CSRC may reach a different conclusion, since they may have different interpretation on the Measures of Cybersecurity Review and application of the rules. As of the date of this prospectus, we, including the VIEs and their subsidiaries have not received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. However, all of the statements and regulatory actions referenced are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require us, our subsidiaries, the VIEs or their subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. The Company and its subsidiaries have never been denied any applications concerning any permissions or approvals. In addition, the Company have never sought or received CSRC approval, and that the Company are not required to obtain, and have not obtained CAC approvals.

If the Company or its subsidiaries or the VIEs or their subsidiaries do not receive or maintain such permissions or approvals to offer the securities to foreign investors (not by or related to the CSRC or CAC), or mistakenly conclude that such permissions or approvals are not required, our business may be adversely affected. In the scenario when the Company does get denied such permissions or approvals, the Company would either exit such field of business, or collaborate with parties that can obtain such permissions or approvals or the Company may have to switch the participating industry. Currently the PRC legal system is under constant development and applicable laws, regulations, or interpretations are subject to substantial uncertainties. Rules and regulations in China can change quickly with little advance notice. If applicable laws, regulations, or interpretations change and the Company, or its subsidiaries or the VIEs or their subsidiaries are required to obtain such permissions or approvals in the future, we may need to obtain such permissions or approvals, which may be costly, and may temporarily halt our operation of business, negatively affecting our revenues and our securities’ value.

In light of China’s recent expansion of authority in Hong Kong, we are subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong. The Chinese government may intervene or influence our current and future operations in Hong Kong at any time. There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Should the PRC government choose to affect any company with any level of operations in Hong Kong, or should certain PRC laws and regulations or these statements or regulatory actions become applicable to Hong Kong in the future. Such governmental actions: (i) could significantly limit or completely hinder the ability of Renovation, which is our Hong Kong holding company, to make transfer to the Company, our PRC subsidiaries or the VIEs; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or be worthless. On December 28, 2021, the Cyberspace Administration of China, or the “CAC”, and other PRC authorities promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. The Cybersecurity Review Measures further restates and expands the applicable scope of the cybersecurity review in effect. For now we believe our company is not required to obtain such permissions or approvals, however, PRC government may at any time intervene or influence our operations or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers through regulation revisions or interpretation implementation . If that happens, it could result in a material change in our operations and may completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “China is now putting more emphasis on the cybersecurity protection and is having more oversight on this matter, newly issued Cybersecurity Review Measures, may pose additional requirements to us”, “The approval of the China Securities Regulatory Commission (“CSRC”) may be required in connection with this offering under series of PRC regulations adopted or to be adopted, and, if required, we cannot assure you that we will be able to obtain such approval”, and “Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition” starting page 18. As of the date of this prospectus, according to PRC Counsel, the Company, its subsidiaries and the VIEs are currently not required to obtain approval from Chinese authorities to offer securities to foreign investors.

Cautionary Statement Regarding Holding Foreign Companies Accountable Act

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the Company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over the counter trading market in the U.S. On December 18, 2020, the HFCAA was signed into law. The HFCAA has since then been subject to amendments by the U.S. Congress and interpretations and rulemaking by the SEC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which proposes to reduce the period of time for foreign companies to comply with PCAOB audits from three to two consecutive years, thus reducing the time period before the securities of such foreign companies may be prohibited from trading or delisted. On December 29, 2022, the AHFCAA was signed into law.

On December 16, 2021, PCAOB announced the PCAOB HFCAA determinations relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China made it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in issuers operating in China to lose confidence in such issuers’ procedures and reported financial information and the quality of financial statements.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China (together, the “PRC Authorities”). The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB announced in its 2022 HFCAA Determination Report (the “2022 Report”) its determination that the PCAOB was able to secure complete access to inspect and investigate audit firms in the People’s Republic of China (PRC), and the PCAOB Board voted to vacate previous determinations to the contrary. According to the 2022 Report, this determination was reached after the PCAOB had thoroughly tested compliance with every aspect of the Protocol necessary to determine complete access, including on-site inspections and investigations in a manner fully consistent with the PCAOB’s methodology and approach in the U.S. and globally. According to the 2022 Report, the PRC Authorities had fully assisted and cooperated with the PCAOB in carrying out the inspections and investigations according to the Protocol, and have agreed to continue to assist the PCAOB’s investigations and inspections in the future. The PCAOB may reassess its determinations and issue new determinations consistent with the HFCAA at any time.

Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. In addition, our auditor, is also subject to inspection by PCAOB.

The recent developments would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what the SEC’s implementation process will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, any actions, proceedings, or new rules to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time. See “Our auditor is headquartered in Irvine, California, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company become located in China, the PCAOB may not be able to inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our ordinary shares could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.” starting on page 25.

THE COMPANY

Information relating to our company is incorporated by reference from our Annual Report on Form 20-F for the fiscal year ended March 31, 2022 (the “2022 Annual Report”) filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2022, File No. 001-40724, under the caption “INFORMATION ON THE COMPANY”.

RISK FACTORS

An investment in our securities involves risk. Before you invest in any securities issued by us, you should carefully consider the risks involved. Accordingly, you should carefully consider:

●	the information contained in, or incorporated by reference into, this prospectus;

●	the information contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities;

●	the risks described in the reports that we have filed with the SEC and that are incorporated by reference herein, including CJJD’s Annual Report on Form 20-F for the fiscal year ended March 31, 2022, which was filed with the SEC on July 28, 2022; and

●	other risks and other information that may be contained in, or incorporated by reference from, other filings that we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer. For more information, see “Where You Can Find More Information.”

Risks Related to Our Corporate Structure and Doing Business in the PRC

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations conducted through our subsidiaries and the VIEs may be adversely affected by the current and future political environment in the PRC. Rules and regulations in China can change quickly with little advance notice. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. The subsidiaries and the VIEs’ ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors. Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Chinese government is exerting more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such as The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, and Cybersecurity Review.

The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities being offered. Any adverse changes in Chinese laws and regulations and the Chinese government’s significant oversight and discretion over the conduct of our business could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may therefore materially reduce the value of our ordinary shares or cause them to become worthless.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through the VIEs in the PRC, Jiuzhou Pharmacy (including its subsidiaries and controlled entities), Jiuzhou Clinic and Jiuzhou Service, in which we have no equity ownership interest and must rely on contractual arrangements to operate the businesses of the VIEs. These contractual arrangements are not as effective in providing control over the VIEs as direct ownership. For example, the VIEs may be unwilling or unable to perform its contractual obligations under the commercial agreements. Consequently, we would not be able to conduct our operations in the manner currently planned. In addition, the VIEs may seek to renew their agreements on terms that are disadvantageous to us. Although we are able to consolidate the financial statements of the VIEs under the U.S. GAAP as a primary beneficiary for accounting purposes based on the VIE Agreements, we may not succeed in enforcing our rights under them insofar as our contractual rights and legal remedies under PRC law are inadequate. In addition, if we are unable to renew these agreements on favorable terms when these agreements expire or enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

Because our holding company is an exempted company incorporated in the Cayman Islands with limited liability, it is classified as a foreign enterprise under PRC laws and regulations, and our wholly foreign-owned enterprises in the PRC will be foreign-invested enterprises. We receive the economic benefits of the VIEs, are the primary beneficiary for accounting purposes, and consolidate VIEs’ financial statements through the VIE Agreements to the extent we have satisfied the conditions for consolidation of the VIEs under U.S. GAAP.

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations, and each of the contracts among our wholly-owned PRC subsidiary, the consolidated VIEs and their shareholders is valid, binding and enforceable in accordance with its terms. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Thus, the PRC governmental authorities may take a view contrary to ours. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If our corporate structure and contractual arrangements are deemed by the relevant regulators that have competent authority, to be illegal, either in whole or in part, we may not effectively manage and operate the consolidated VIEs and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking our business and operating licenses that are related to the VIEs;

●	levying fines on us;

●	confiscating any of our income that they deem to be obtained through illegal operations;

●	shutting down our services that are related to the VIEs;

●	discontinuing or restricting our operations in China that are related to the VIEs;

●	imposing conditions or requirements with which we may not be able to comply;

●	requiring us to change our corporate structure and contractual arrangements;

●	restricting or prohibiting our use of the proceeds from overseas offering to finance the consolidated VIE’s business and operations; and

●	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations and the market price of our ordinary shares. In addition, we consolidate the VIEs financial statements and are their primary beneficiaries for accounting purposes to the extent we satisfy the conditions for consolidation of the VIEs under U.S. GAAP, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to the failure to operate and manage the activities of the consolidated VIEs or to receive the economic benefits, we would no longer be able to consolidate the financial results of such VIEs in our consolidated financial statements, which may cause the value of our securities to materially decline. Moreover, if the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our securities may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC subsidiaries that conduct all or substantially all of our operations.

Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted Foreign Investment Law which does not explicitly classify whether VIEs that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors.

The VIE structure has been adopted by many Chinese-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. On March 15, 2019, the National People’s Congress, China’s national legislative body (the “NPC”) approved the Foreign Investment Law, which took effect on January 1, 2020. On December 26, 2019, the PRC State Council approved the Implementation Rules of the Foreign Investment Law, which came into effect on January 1, 2020. Since they are relatively new, uncertainties exist in relation to their interpretation. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements being viewed as a form of foreign investment. Therefore, there can be no assurance that our operation and management over the consolidated VIE through contractual arrangements will not be deemed as foreign investment in the future.

According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in the Negative List. The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. Pursuant to the Negative List, the Company’s  four business segments ( (1) retail drugstores, (2) online pharmacy, (3) wholesale of products similar to those that the Company carries in its pharmacies, and (4) farming and selling herbs used for traditional Chinese medicine) do not fall within the “prohibited” category. However, since the Negative List has been adjusted and updated almost on an annual basis in the recent years, we cannot assure you that the aforementioned business segments will continuously be beyond the “prohibited” category. If our control over the consolidated VIEs through contractual arrangements are deemed as foreign investment in the future, and any business of the consolidated VIEs is “restricted” or “prohibited” from foreign investment under the “Negative List” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to receive economic benefits from the consolidated VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operation and the market price of our ordinary shares.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations and the market price of our ordinary shares.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements.

The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of restricting the scope of our operations in China, or causing the suspension or termination of our business operations in China entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. On August 1, 2021, the China Securities Regulatory Commission stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. We cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference in China.

Compliance with China’s new Data Security Law, Measures on Cybersecurity Review, Personal Information Protection Law (second draft for consultation), regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business.

China has implemented or will implement rules and is considering a number of additional proposals relating to data protection. China’s new Data Security Law took effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government.

Additionally, China’s Cyber Security Law requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that China adopt a multi-level protection scheme (MLPS), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to a series of national standards on the grading and implementation of the classified protection of cyber security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

Recently, the Cyberspace Administration of China has taken action against several Chinese internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and the Measures on Cybersecurity Review, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.” On July 10, 2021, the Cyberspace Administration of China published a revised draft of the Measures on Cybersecurity Review, expanding the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country.

It is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on our business. China’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations, and this could lead to us delisting from the U.S. stock market.

Also, the Personal Information Protection Law released by the National People’s Congress became effective on November 1, 2021. The law creates a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The law also provides that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to-be-set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the draft contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year and may also be ordered to suspend any related activity by competent authorities.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement. Compliance with the Cyber Security Law and the Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by the Cyber Security Law, the Data Security Law and/or related implementing regulations. Any failure on our part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect our ability, on favorable terms, to raise capital, including engaging in follow-on offerings of our securities in the U.S. market.

The approval of the China Securities Regulatory Commission (“CSRC”) may be required in connection with this offering under series of PRC regulations adopted or to be adopted, and, if required, we cannot assure you that we will be able to obtain such approval.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. As advised by our PRC Counsel, we are not among the “operator of critical information infrastructure” or “data processor” as mentioned above. Based on the above and our understanding of the Chinese laws and regulations currently in effect as of the date of this prospectus, we are not required to submit an application to the CSRC or the CAC for the approval of this offering and the listing and trading of our securities on the Nasdaq. However, the revised draft of the Measures for Cybersecurity Review is in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any permissions or specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their permissions or approvals for this offering and any follow-on offering, we may be unable to obtain such permissions or approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. For instance, in the event that the CSRC approval or any regulatory approval is required for this offering, or if the CSRC or any other PRC government authorities promulgates any new laws, rules or regulations or any interpretation or implements rules before our listing that would require us to obtain the CSRC or any other governmental approval for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the securities that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the securities we are offering, you would be doing so at the risk that the settlement and delivery may not occur. Any uncertainties or negative publicity regarding such approval requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our ordinary shares.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which have a comment period that expires on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing shall include but not limited to: record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus. In addition, an issuer who issues overseas listed securities after overseas listing shall, within three working days after the completion of the issuance, submit required filing materials to the CSRC, including but not limited to: filing report and relevant commitment; and domestic legal opinion. Furthermore, according to our PRC Counsel, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

As of the date of this prospectus, the Draft Rules Regarding overseas listing have not been promulgated, and we are not required to obtain permissions or approvals from the government of China for any offering pursuant to this prospectus. The final version of the Draft Rules Regarding overseas listing is expected to be adopted in later 2022 and as advised by our PRC Counsel, the subsidiaries and/or VIEs will then be required to comply with the filing requirements or procedures set forth in the Draft Rules Regarding overseas listing and that none of the situations that would clearly prohibit overseas offering and listing applies to us assuming the final rules contain no changes comparing to the draft rules previously circulated for comments.

China is now putting more emphasis on the cybersecurity protection and is having more oversight on this matter, newly issued Cybersecurity Review Measures, may pose additional requirements to us.

On December 28, 2021, the Cyberspace Administration of China, or the “CAC”, and other PRC authorities promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. The Cybersecurity Review Measures further restate and expand the applicable scope of the cybersecurity review in effect. Pursuant to the Cybersecurity Review Measures, critical information infrastructure operators that procure internet products and services and network platform operators engaging in data processing activities must be subject to the cybersecurity review if their activities affect or may affect national security. The Cybersecurity Review Measures further stipulate that network platform operators holding personal information of over one million users must apply to the Cybersecurity Review Office for a cybersecurity review before a foreign listing. Based on a set of Q&As published on the official website of the State Cipher Code Administration in connection with the issuance of the Cybersecurity Review Measures, an official of the said administration indicated that a network platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Given the recency of the issuance of the Cybersecurity Review Measures, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation.

To the knowledge of the management and advised by our PRC Counsel, as of the date of this prospectus, (i) the Company is not a critical information infrastructure operator that procure internet products and services or a network platform operator engaging in data processing activities; and (ii) the Company’s business does not subject to the industry that affect or may affect national security which is required to receive the cybersecurity review under the regulation. Therefore, the Company believes it is not required to pass cybersecurity review of CAC; except for such PRC regulatory approvals as required for the operation of business of the PRC subsidiary and the VIEs, on the basis that the Administration Provisions and Measures have not yet come into effect, we and the PRC subsidiaries and the VIEs, (1) are not required to obtain permissions or approvals from the PRC authorities to issue our Ordinary Shares to foreign investors, (2) are not subject to permission requirements of the CSRC, the CAC or other PRC authorities that are required to approve of our PRC subsidiary’s operations, and (3) have not received or were denied such permissions or approvals by the PRC authorities.

However, if there is significant change to current political arrangements in mainland China, or the applicable laws, regulations, or interpretations change, and that the Company or the PRC subsidiaries or VIEs are required to obtain such permissions or approvals in the future, and that the Company does not receive or maintain the approvals or is denied permissions or approvals from the PRC authorities, or inadvertently concludes that such permissions or approvals are not required, we will not be able to list our Ordinary Shares on U.S. exchange, or continue to offer securities to investors, which would materially affect the interest of the investors and cause significantly depreciation of our price of Ordinary Shares.

It may be difficult for U.S. regulators, such as the Department of Justice, the SEC, and other authorities, to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with regulatory authorities in the Unities States—including the SEC and the Department of Justice—may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC territory. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase the difficulties you face in protecting your interests.

Our auditor is headquartered in Irvine, California, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company become located in China, the PCAOB may not be able to inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our ordinary shares could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

Pursuant to the Holding Foreign Companies Accountable Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB and is not subject to the Determination. However, to the extent that our auditor’s work papers become located in China, such work papers will not be subject to inspection by the PCAOB because the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities. Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. We are required by the HFCAA to have an auditor that is subject to the inspection by the PCAOB. While our present auditor is located in the United States and the PCAOB is able to conduct inspections on such auditor, to the extent this status changes in the future and our auditor’s audit documentation related to their audit reports for our company becomes outside of the inspection by the PCAOB or if the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, trading in our ordinary shares could be prohibited under the HFCAA, and as a result our ordinary shares could be delisted from Nasdaq. On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. The PCAOB will reassess, by the end of 2022, its 2021 determinations (the “2021 Determinations”) that the positions taken by PRC authorities prevented the PCAOB from inspecting and investigating in mainland China and Hong Kong completely. If and when the PCAOB concludes that China is abiding by the Protocol and allowing the PCAOB to inspect and investigate “completely” without obstruction (as the HFCAA requires), the PCAOB can reverse its 2021 Determinations.

On May 13, 2021, the PCAOB proposed a new rule for implementing the HFCAA. Among other things, the proposed rule provides a framework for the PCAOB to use when determining, under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule would also establish the manner of the PCAOB’s determinations; the factors the PCAOB will evaluate and the documents and information it will consider when assessing whether a determination is warranted; the form, public availability, effective date, and duration of such determinations; and the process by which the board of the PCAOB can modify or vacate its determinations. The proposed rule was adopted by the PCAOB on September 22, 2021 and approved by the SEC on November 5, 2021.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, or AHFCAA, which proposes to reduce the period of time for foreign companies to comply with PCAOB audits from three to two consecutive years, thus reducing the time period before the securities of such foreign companies may be prohibited from trading or delisted. On December 29, 2022, the AHFCAA was signed into law. Currently, our auditor is subject to inspection by PCAOB.

The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to the PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to the PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021, and established procedures to identify issuers and prohibit the trading of the securities of certain registrants as required by the HFCAA.

While the HFCAA is not currently applicable to the Company because the Company’s current auditors are subject to PCAOB review, if this changes in the future for any reason, the Company may be subject to the HFCAA. The implications of this regulation if the Company were to become subject to it are uncertain. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on Nasdaq earlier than would be required by the HFCAA. If our ordinary shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase the ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of the ordinary shares.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

China Jo-Jo Drugstores, Inc. is a holding company incorporated under the laws of the Cayman Islands, through its subsidiaries and the VIEs, the Company conducts substantially all of its operations in China, and substantially all of Company’s assets are located in China. In addition, all Company’s senior executive officers, namely, Lei Liu, Chief Executive Officer and Chairman of the Board of Directors; Ming Zhao, Chief Financial Officer of the Company; Li Qi, Caroline Wang, Jiangliang He, Genghua Gu, Pingfan Wu, all of whom are directors of the Company, all reside within China for a significant portion of the time and are PRC nationals. As a result, it may be difficult for Company’s shareholders to effect service of process upon Company or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. In addition, it may be difficult for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for a shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and these persons located in China.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism.

We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

Fluctuations in the value of the Renminbi may have a material and adverse effect on your investment. The change in value of the Renminbi against the U.S. dollar is affected by, among other things, changes in PRC’s political and economic conditions. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from the VIEs. Shortages in the availability of foreign currency may restrict the ability of our subsidiaries and our PRC affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. To the extent cash or assets in the business is in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of such entities, their subsidiaries, or their consolidated VIEs by the PRC government to transfer cash or assets.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Ordinary Shares offered by this prospectus. The Selling Shareholders will receive all of the proceeds. We will pay all costs, fees and expenses incurred in connection with the registration of the Ordinary Shares covered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

Information relating to our capital stock and certain provisions of our Memorandum and Articles of Association is incorporated by reference from our 2022 Annual Report, under the caption “ADDITIONAL INFORMATION – MEMORANDUM AND ARTICLES OF ASSOCIATION”. Such information does not purport to be complete and is qualified in its entirety by the provisions of our Second Amended and Restated Memorandum and Articles of Association and applicable provisions of the laws of the Cayman Islands.

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our articles of incorporation and our bylaws, which have been filed with and are publicly available from the SEC.

DESCRIPTION OF SECURITIES

Information relating to our securities, including our Ordinary Shares, is incorporated by reference to Exhibit 2.2 filed to our 2022 Annual Report.

As of January 10, 2023, there were 18,616,064 Ordinary Shares issued and outstanding. Our Ordinary Shares are currently traded on the NASDAQ Capital Market under the symbol “CJJD.”

SELLING SHAREHOLDERS

We have agreed to register 12,128,704 Ordinary Shares which are beneficially owned by the Selling Shareholders. These are Ordinary Shares issued by the Company to the Selling Shareholders in the Private Placements, and Ordinary Shares issued as a result of the exercise of the warrants issued by the Company to the Selling Shareholders in the Private Placements. The First Private Placement had an aggregate gross proceeds of $1,500,000 for 1,000,000 Ordinary Shares plus 1,000,000 warrants with an exercise price of $2.625 per share, and closed on August 3, 2022. The Second Private Placement had an aggregate gross proceeds of $3,200,000 for 3,200,000 Ordinary Shares plus 9,600,000 warrants with an exercise price of $1.66 per share, and closed on October 11, 2022. On December 12, 2022, the investors of the First Private Placement exercised all of their warrants on a cashless basis, for an aggregate 842,272 Ordinary Shares. On December 12, 2022, the investors of the Second Private Placement exercised all of their warrants on a cashless basis, for an aggregate 7,086,432 Ordinary Shares.

The Ordinary Shares beneficially owned by the Selling Shareholders are being registered to permit public secondary trading of these securities, and the Selling Shareholders may offer these shares for resale from time to time as described in the “Plan of Distribution.”

The following table sets forth the names of the Selling Shareholders, the number of Ordinary Shares owned beneficially by the Selling Shareholders as of January 10, 2023, and the number of shares that may be offered for resale by the Selling Shareholders from time to time. These shares may also be sold by donees, pledgees, and other transferees or successors in the interest of the Selling Shareholders.

The Selling Shareholders may decide to sell all, some, or none of the Ordinary Shares listed below. We currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the securities covered by this prospectus. We cannot provide you with any estimate of the number of Ordinary Shares that the Selling Shareholders will hold in the future.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of Ordinary Shares outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

The applicable percentages of ownership are based on an aggregate of 18,616,064 Ordinary Shares outstanding on January 10, 2023.

Name of Selling Stockholder	Number of Ordinary Shares Owned Before the Offering	Percent of Ordinary Shares Owned Before the Offering	Shares Available for Sale Under This Prospectus	Number of Shares of Common Stock To Be Owned After the Termination of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
JIEMING WU	460,568	2.5%	460,568	(1)	(1)
XIANG YING	460,568	2.5%	460,568	(1)	(1)
LIYUN XIE	460,568	2.5%	460,568	(1)	(1)
XIAOPING LI	460,568	2.5%	460,568	(1)	(1)
CHUANYAN HU	1,285,804	6.9%	1,285,804	(1)	(1)
HUIYING WANG	1,285,804	6.9%	1,285,804	(1)	(1)
ZIQI YE	1,285,804	6.9%	1,285,804	(1)	(1)
YIXI SU	1,285,804	6.9%	1,285,804	(1)	(1)
XUEFENG DAI	1,285,804	6.9%	1,285,804	(1)	(1)
JIANGHAO SHEN	1,285,804	6.9%	1,285,804	(1)	(1)
LINGTAO KONG	1,285,804	6.9%	1,285,804	(1)	(1)
QIAN WANG	1,285,804	6.9%	1,285,804	(1)	(1)

(1)	Because each of the Selling Shareholders may offer all or some of the Ordinary Shares that such shareholder holds in the offering contemplated by this prospectus, (b) the offering of Ordinary Shares is not being underwritten on a firm commitment basis, and (c) the Selling Shareholders could purchase additional Ordinary Shares from time to time, no estimate can be given as to the number of shares or percent of our Ordinary Shares that will be held by the Selling Shareholders upon termination of the offering.

PLAN OF DISTRIBUTION

The Ordinary Shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each of the Selling Shareholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by Selling Shareholders will decrease as and when they effect any such transfers. The plan of distribution for the Selling Shareholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Once sold under this registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholders may also make sales in negotiated transactions. The Selling Shareholders may offer their shares from time to time pursuant to one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	public or privately negotiated transactions;

●	on the NASDAQ Capital Market (or through the facilities of any national securities exchange or U.S. inter- dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

●	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the Selling Shareholders may:

●	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

●	sell the shares short after the effective date of the registration statement of which this prospectus forms a part and redeliver the shares to close out such short positions;

●	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

●	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Shareholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods. The Selling Shareholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a Selling Stockholder for purposes of this prospectus. A Selling Stockholder or their successors in interest may from time to time pledge or grant a security interest in some or all of the Ordinary Shares, and if the Selling Stockholder default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time under this prospectus; provided, however in the event of a pledge or then default on a secured obligation by the Selling Stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of Selling Shareholders to include the pledgee, secured party or other successors in interest of the Selling Stockholder under this prospectus.

The Selling Shareholders may also sell their shares pursuant to Rule 144 under the Securities Act, provided the Selling Shareholders meets the criteria and conform to the requirements of such rule.

The Selling Shareholders may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent's commissions. Neither we, nor the Selling Shareholders, can presently estimate the amount of that compensation. If a Selling Stockholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth: (i) the name of each of the Selling Shareholders and the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other fact material to the transaction.

The Selling Shareholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Shareholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply.

In offering the shares covered by this prospectus, the Selling Shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. We are not aware that any Selling Stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its Ordinary Shares.

LEGAL MATTERS

We are being represented by Pryor Cashman LLP with respect to legal matters of United States federal securities and New York State law. Conyers Dill & Pearman LLP will pass upon certain legal matters in connection with the securities offered to the extent governed by Cayman Islands law.

EXPERTS

The consolidated financial statements of the Company (and its predecessor) as of March 31, 2022, 2021 and 2020, and for each of the years in the three-year period ended March 31, 2022, incorporated by reference herein and in the registration statement have been so incorporated in reliance upon the report of YCM CPA, Inc. and the report of BDO China Shu Lun Pan Certified Public Accountants LLP, independent registered public accounting firms, incorporated herein by reference, given on the authority of said firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the documents listed below that we have previously filed with the SEC:

●	our Reports of Foreign Private Issuer on Form 6-K (including the Amendment to the Form 6-K), filed with the SEC on December 21, 2022, December 6, 2022, November 3, 2022, October 11, 2022, August 4, 2022, August 2, 2022, July 28, 2022, May 31, 2022, April 27, 2022, and April 6, 2022, respectively; and

●	our Annual Report on Form 20-F for the year ended March 31, 2022, filed with the SEC on July 28, 2022.

We also incorporate by reference all documents that we file with the SEC on or after the effective time of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all the securities registered hereunder or the termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

China Jo-Jo Drugstores, Inc.
Hai Wai Hai Tongxin Mansion Floor 6
Gong Shu District, Hangzhou City
People’s Republic of China 310008
+86-571-88219579

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated herein, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below or at the SEC’s website as noted below. You should read the registration statement, including any applicable prospectus supplement, for further information about us and these securities.

We file annual and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because our Ordinary Shares are listed on the NASDAQ Capital Market, you may also inspect reports, proxy statements and other information at the offices of the NASDAQ Capital Market.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Our Second Amended and Restated Memorandum and Articles of Association provide for the indemnification of our directors and officers. Specifically, under the indemnification provisions, we will indemnify our directors and officers to the fullest extent permitted by law against liabilities that are incurred by our directors or officers while executing the duties of their respective offices. Our directors and officers, however, will not be entitled to indemnification if they incurred the liabilities through their own fraud, willful neglect or willful default.

We are an exempted company with limited liability incorporated in the Cayman Islands. As such, we are subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although the Companies Act (2021 Revision) of the Cayman Islands does not specifically restrict the ability of a Cayman Islands company to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicate that indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 9. Exhibits and Financial Schedule

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hangzhou, the People’s Republic of China on the 11th day of January, 2023.

CHINA JO-JO DRUGSTORES, INC.

By:	/s/ Lei Liu
Lei Liu
Chief Executive Officer (Principal Executive Officer)

Each person whose signature appears below constitutes and appoints Lei Liu and Ming Zhao as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form F-3 and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462 under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lei Liu	Chief Executive Officer and Director	January 11, 2023
Lei Liu	(Principal Executive Officer)

/s/ Ming Zhao	Chief Financial Officer	January 11, 2023
Ming Zhao	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Li Qi	Director	January 11, 2023
Li Qi

/s/ Caroline Wang	Director	January 11, 2023
Caroline Wang

/s/ Jiangliang He	Director	January 11, 2023
Jiangliang He

/s/ Genghua Gu	Director	January 11, 2023
Genghua Gu

/s/ Pingfan Wu	Director	January 11, 2023
Pingfan Wu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of China Jo-Jo Drugstores, Inc., has signed this registration statement on Form F-3 in New York, New York on January 11, 2023.

Authorized U.S. Representative

By:	/s/ Elizabeth Fei Chen
Name:	Elizabeth Fei Chen
Title:	Partner

EXHIBIT INDEX

Exhibit Number	Description
3.1	The Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 99.2 on Form 6-K (File No. 001-40724) filed with the Securities and Exchange Commission on March 1, 2022)
4.1	Ordinary Share Specimen (incorporated by reference to Exhibit 4.1 filed to the Annual Report on Form 20-F for the fiscal year ended March 31, 2022 filed with the Securities and Exchange Commission on July 28, 2022; File No. 001-40724)
5.1	Opinion of Conyers Dill & Pearman LLP**
23.1	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP**
23.2	Consent of YCM CPA, Inc**
23.3	Consent of Conyers Dill & Pearman LLP (included in legal opinion filed as Exhibit 5.1)**
24.1	Powers of Attorney (included on signature page)
107	Filing Fee Table

**	Filed herewith